Exhibit 21.1

List of Subsidiaries of the Registrant

(PAVmed Inc. DE - 47-1214177)

Subsidiary Legal Entity Name	State of Incorporation
Lucid Diagnostics Inc. (82-5488042)	Delaware
- Majority-Owned Subsidiary of PAVmed Inc.	(Incorporated May 8, 2018)

LucidDx Labs Inc. (87-41661458)	Delaware
- Wholly-Owned Subsidiary of Lucid Diagnostics Inc.	(Incorporated November 10, 2021)

Veris Health Inc. (87-0983820)	Delaware
- Majority-Owned Subsidiary of PAVmed Inc.	(Incorporated April 7, 2021)

Oncodisc Inc (82-4885133)	Delaware
Wholly-Owned Subsidiary of Veris Health Inc.	(Incorporated February 22, 2018)

PAVmed Subsidiary Corp Inc. (81-1637646)	Delaware
Wholly-owned Subsidiary of PAVmed Inc.	(Incorporated January 23, 2015)

CapNostics LLC (84-4876240)	North Carolina
Wholly-owned Subsidiary of Lucid Diagnostics Inc.	(Established January 20, 2020)